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                                                                     EXHIBIT 4.4

                        Equity LifeStyle Properties, Inc.
                            Two North Riverside Plaza
                                    Suite 800
                             Chicago, Illinois 60606

                                             June 7, 2005

Williams Family Revocable Living Trust
11060 East Gold Dust
Scottsdale, Arizona 85259
Attention: Charles H. Williams, Trustee

            Re: Form S-3 Registration Statement

Dear Mr. Williams:

      Pursuant to the Subscription Agreement dated as of May 2004 (the "Subscription Agreement") between the Williams Family Revocable Living Trust dated May 19, 2003 (the "Trust") and MHC Operating Limited Partnership ("MHC"), the Trust acquired 65,466 units of partnership interests ("OP Units") in MHC. Each of the OP Units is exchangeable for one share of Common Stock, $.01 par value ("Common Stock"), of Equity LifeStyle Properties, Inc. (the "Company"). The shares of Common Stock for which the OP Units owned by the Trust are exchangeable are hereinafter referred to as the "Trust Shares." The Company has agreed to include the Trust Shares on a shelf registration statement ("Registration Statement") and related prospectus ("Prospectus") to be filed with the Securities and Exchange Commission with respect to registration of the resale of Common Stock of another holder of OP Units. In connection therewith, the Trust agrees as follows:

      1. The Trust hereby acknowledges that neither the Company nor MHC is under any obligation to register the Trust Shares, and neither the Company nor MHC shall have any liabilities or obligations to the Trust or its affiliates or transferees with respect thereto. Without limiting the foregoing, the Company shall have no obligation to the Trust or its affiliates or transferees to obtain or maintain the effectiveness of the Registration Statement, to make any post-effective amendment of the Registration Statement or to supplement or amend the Prospectus.

      2. Upon receipt of any notice from the Company that a Material Event (as hereinafter defined) exists or that any circumstance, event or occurrence has happened or exists as a result of which the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case during the period the Registration Statement is effective, the Trust agrees that it will immediately discontinue offers and sales of the Trust Shares under the Registration Statement until (i) the Trust receives copies of a supplemented or amended Prospectus that corrects the misstatements or omissions referred to and receives notice that any

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required post-effective amendment has become effective or (ii) in the case of a
Material Event, that the circumstances giving rise to the Material Event no longer require the discontinuance of offers and sales of the Trust Shares under the Registration Statement. "Material Event" shall mean any circumstance, event or occurrence that would require the disclosure of material information that the Company has a bona fide business purpose for retaining as confidential or material information the disclosure of which may have a material adverse effect on the Company or its stockholders in relation to any financing, acquisition, corporate reorganization or other material transaction contemplated by the Board of Directors of the Company and involving the Company or any of its affiliates, in each case as determined by the Company in its reasonable judgment.

      3. The Trust agrees that upon receipt of any notice from the Company of the happening of any circumstance, event or occurrence as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading or upon the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Trust Shares included in such Registration Statement for sale in any jurisdiction, the Trust will forthwith discontinue disposition of the Trust Shares pursuant to the Registration Statement until receipt from the Company of an appropriate supplement or amendment to the Prospectus or until the withdrawal of such order.

      4. The Trust shall furnish to the Company in writing such information relating to the Trust as the Company reasonably requests for use in connection with the Registration Statement or Prospectus and, to the extent permitted by law, will indemnify the Company, its officers, directors, stockholders, partners, employees and trustees and each person or entity who controls (within the meaning of applicable securities laws) the Company (collectively, the "Indemnified Parties") against any losses, claims, damages, liabilities and fees and expenses whatsoever (including without limitation, the fees and expenses of counsel) incurred in investigating, preparing or defending against, or amounts paid in settlement of, any litigation, action, investigation or proceeding, in each case whether or not the Company is a party thereto, that rises out of or is based upon or caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission arises out of information so furnished in writing by the Trust to the Company.

      5. This letter agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

      6. All questions concerning the construction, validity and interpretation of this letter agreement will be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

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      7.    This letter agreement, together with the Subscription Agreement, represents the entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                                           Very truly yours,

                                           EQUITY LIFESTYLE PROPERTIES, INC.

                                           By  /s/ Ellen Kelleher
                                              ------------------------------
                                              Title: EVP and General Counsel

Agreed to and accepted as of the date first above written:

WILLIAMS FAMILY REVOCABLE LIVING TRUST

By  /s/ Charles H. Williams
   ------------------------------
   Charles H. Williams, Trustee

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